EXHIBIT 10.3.1

                                    RESELLER
                                SERVICE AGREEMENT

     This Agreement is made this 25 day of September, 1997, by and between Avert, Inc. (hereinafter referred to as "Reseller") and Trans Union Corporation (hereinafter referred to as "Trans Union") to provide for credit reporting services.

          WHEREAS, Reseller is in the business of obtaining consumer reports from third party sources and providing credit reporting services to its customers ("Reselling"); and

          WHEREAS, Trans Union owns and maintains a national database of consumer credit information; and

          WHEREAS, Reseller desires to Resell Trans Union consumer credit reports, or information therefrom, to users of reports who have a permissible purpose.

          NOW THEREFORE, in consideration of the premises and the mutual benefits expressed herein, the parties agree as follows:

I. Reseller Responsibilities

     A. Reseller shall provide Trans Union consumer reports or information from Trans Union consumer reorts only to users who have a permissible purpose for obtaining consumer reports, as defined by Section 604 of the Federal Credit Reporting Act (15 USC 1681b), hereinafter called "FCRA." Such users shall be provided access to the Trans Union credit reporting system or data therefrom may be transferred without change, may be reformatted by Reseller, or may be merged with those obtained from other consumer reporting agencies (Merged Reports).

     B. Reseller shall obtain Subscriber Agreements from such users, wherein each user will state the nature of its business, certify the specific purpose for which consumer reports will be obtained, and agree that reports will be obtained for no other purpose. The permissiable purpose specified shall be one or more of the following:

          1. In connection with a credit transaction involving the consumer on whom the information is to be furnished and involving the extension of credit to, or review or collection of an account of the consumer; or

          2. For employment purposes, in which case the Subscriber must execute an agreement in substantially the same format as Exhibit A hereto; or

                        PLEASE SEE AVERT USER AGREEEMENTS

          3. In connection with the underwriting of insurance involving the consumer; or

 4. For tenant screening purposes.

     A. Reseller may advertise its services on the Internet or another proprietary computer system. However, reports may not be sold and delivered on a public computer network. In the event Reseller believes that adequate security has been established to permit on line network or Internet access, with no risk of any party other than the appropriate party obtaining an individual's consumer report, Reseller

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          shall apply to Trans Union for  approval of its  security  procedures.
          Approval  must then be  obtained  from Tran  Union's  computer  access
          Security Department, in writing, before any such deliveries of consumer reports can occur. Failure to obtain such prior approval shall result in termination of this Agreement.

     B. Reseller shall not sell Trans Union consumer reports to customers that are private investigative agencies, detective agencies, or law firms. Reseller shall take the following steps to verify the identify of its customers who will obtain Trans Union credit reports or information therefrom to make certain that none are such agencies:

          1. Confirm that the stated purpose for obtaining consumer reports is compatible with the type of busines conducted by the potential customer.

          2. Conduct a physical inspection of the company's premises to assure that it is a legitimate business facility (not a residence) and that the furnishings, etc. are commensurate with the size and purported type of business, and in order to determine if it is a detective agency, private investigative agency, security service, investigator, law firm, or other unauthorized user. This is a material requirements of this Agreement.

          3.   Confirm  that   advertisements   or  signs  are  compatible  with
               purported business.

          4. Verify that the company has a business checking account and that the account balance is compatible with the size and nature of the company.

          5. Verify business references to ensure that the potential customer has clientele which would support the stated business.

          6. Verify business phone numbers by checking the phone directory or other phone records.

          7. Check the yellow pages listings for the area where the customer is located, under the following types of businesses to see if the prospective customer is listed:

                     a) Detective Agencies
                     b) Private Investigators
                     c) Security Services
                     d) Investigators
                     e) Lawyers or Attorneys At Law

          8. Theactions taken to verify the type of customer will be notated on the Subscriber Agreement. Records which document the investigation, and the Subscriber Agreement, must be retained as long as the customer continues to maintain access and for two years thereafter. Those records (or copies thereof) must be made available to appropriate Trans Union personnel on request.


A. If, as a result of the verifications outlined above, the prospective customer is found to be a detective agency, private investigative agency, security service, investigator, or law firm, or is found to have no permissible purpose to obtain credit reports, no agreement will be signed and no subscriber number will be issued.

B. No customer of Reseller shall be a government law enforcement agency. C. Reseller shall not sell consumer reports or information therefrom to another reseller. D. Trans Union reserves the right to terminate any customer of Reseller at any time with or without notice.

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II. Merged Report Guidelines

     Reseller agrees to adhere to the following guidelines when it sells Merged Consumer Reports:

          1) Reseller shall comply with the requirements of FCRA dealing with consumer disclosure, interviews and reinvestigation procedures.
          2) Reseller shall retain each Merged Report so that it can provide a consumer disclosure as required by FCRA.
          3) Reseller shall be able to easily identify the source(s) of each element of data in the Merged Report. Consumer disclosures must clearly show this data as it was originally reported by each of the sources when providing the consumer disclosure.
          4) When a customer of the Reseller requests and reviews a Merged Report and the consumer is denied credit based on information in that Report, the consumer must be referred to the Reseller for a complete disclosure.
          5) In making a disclosure, the Reseller will provide the names, addresses and telephone numbers of the consumer reporting agency that was used to provide information for the report.
          6) In making a disclosure, the Reseller must advise the consumer about her/his FCRA rights to dispute information with the appropriate source credit bureau, to requrest reinvestigation, and to have corrected reports issued to previous recipients.
          7) Reseller must obtain information from sources other than the applicant. The Reseller must obtain information from a minimum of two national consumer reporting agencies. Separate inquiries are necessary when the co-borrowers have individualloy obtained credit.
          8) The Merged Report must contain the date the report was created, the name, address, and phone number of the consumer reporting agency which prepared the Merged Report. The Merged Report must show the names of the repository(ies) from which the information was obtained and must identify the organization that ordered the Merged Report.
          9) Once the merge logic is applied, the Merged Report must contain the following list of tradeline or credit grantor information for each tradeline if it was furnished by one or more of the credit reporting agencies.

                    a. Account  Name
                    b. Account  Number
                    c. Date Reported
                    d. Date Opened
                    e. Type of Account
                    f. Current Status
                    g. Current  Balance
                    h. High Credit (Credit Limit)
                    i. Terms (Payment)
                    j.  Historical Status
                    k. Inquiries
                    l. Account Association Code

III. Trans Union Responsibilities

     A. Trans Union shall maintain credit information on individuals as furnished by its subscribers or obtained from other available sources.

     B. Trans Union shall use good faith in obtaining and assembling such information from sources deemed reliable, but does not guarantee the accuracy of any information reported, and TRANS UNION MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE


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          IMPLIED  WARRANTIES  OF  MERCHANTABILITY  OR FITNESS FOR A  PARTICULAR
          PURPOSE, RESPECTING THE ACCURACY OF ANY TRANS UNION CREDIT INFORMATION FURNISHED BY TRANS UNION TO RESELLER OR TO ANY SUBSCRIBERS OF RESELLERS. IN NO EVENT SHALL TRANS UNION BE LIABLE TO RESELLER IN ANY MANNER WHATSOEVER FOR ANY LOSS OR INJURY TO RESELLER RESULTING FROM THE OBTAINING OR FURNISHING OF CREDIT REPORTS AND, FURTHER, RESELLER AGREES TO HOLD TRANS UNION HARMLESS AND INDEMNIFY IT FROM ANY AND ALL CLAIMS, LOSSES AND DAMAGES ARISING OUT OF THE ISSUANCE OF SUCH REPORTS OR THE FAILURE OF RESELLER TO KEEP AND PERFORM ANY OF ITS OBLIGATIONS DESCRIBED HEREIN.

IV. Identify End User


     A. Reseller shall provide to Trans Union as to each customer who will obtain Trans Union credit reports or information therefrom as a result of Reseller's solicitation, its identity by subscriber number, name, address and telephone number, and the permissible purpose for which each report is sought, so that such information may be noted on the report for the consumer who is the subject of the report accessed. Such end user identification shall be made by either Option (1) or Optionn (2) below, as indicated by Subscriber. Failure of Reseller to comply with the requirements of this Section IV shall result in termination of this Agreement.

          [] Option (1): Each customer signed up by Reseller may access the Trans Union system after appropriate identification procedures have been established, and a separate customer code shall be issued for each customer. When such code is established, Reseller shall provide Trans Union with the customer's name, address, telephone number, and the permissible purpose for which reports will be accessed. If the customer intends to access reports for more than one permissible purpose, separate codes will be issued to enable Trans Union to identify the permissible purpose for each access to a consumer report; or

          [] Option (2): the customer name and permissible purpose shall be identified by inquiry on each consumer report accessed. Reseller agrees to establish and provide Trans Union a toll free number, which will be answered between the hours of 9 a.m. to 5 p.m. Monday through Friday, exclusive of federal holidays, that Trans Union can call to obtain the customer's address and telephone number.

     B. If any current customers of Reseller have been assigned a Trans Union access code, they shall be identified, and Reseller shall determine that the certifications required herein and all other obligations stated herein are complied with by such customers. All detective or investigative agencies, government law enforcement agencies, or law firms who have an access code for the Trans Union system, shall be terminated and access to the Trans Union system by them shall be canceled.

V. Fees & Chages

     A. Reseller shall pay to Trans Union for each access by it or one of its customers the price then in effect for the type of credit report ordered. Trans Union shall have no obligation to collect any account owing from Reseller's customers.

     B. Trans Union shall provide monthly invoices to Reseller for all access by it or Reseller's customers, and such invoices shall be paid by Reseller within thirty (3) days of receipt. Past due amounts shall accrue interest at the rate of 1.5% per month. If collection efforts are required, Reseller shall be liable for all cost of collection, including reasonable attorney's fees.


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VI. Miscellaneous

     A. This Agreement shall remain in force and effect for one (1) year from the date hereof, and thereafter, from year to year, on the same basis as set forth herein, except that either party may cancel this Agreement at any time upon at least sixty (60) days notice, and Trans Union may cancel this Agreement or any customer solicited by Reseller immediately if it determines that the requirements of this Agreement or any law have not been met. Trans Union may also terminate this Agreement immediately without notice if invoices hereunder are not paid as of the due date.

     B. The parties hereto agree that this instrument is the full and complete Agreement between them regarding the furnishing of credit information, supersedes all prior agreements or discussions, and is not to be altered, varied, or enlarged upon by any verbal promises, statements, or representations not expressed herein.

     C. The parties acknowledge the special and unique purposes of this Agreement and, therefore, agree that, notwithstanding any other provisions to the contrary contained in this Agreement, neither this Agreement nor any of the rights or obligations hereunder shall be assignable by Reseller without the prior written consent of Trans Union.

     D. Each of the parties to this Agreement are independent contractors and nothing contained in this Agreement shall be construed as creating a joint venture, partnership, licensor-licensee, prinicpal-agent or mutual agency relationship between or among the parties hereto and no party shall, by virtue of this Agreement, have any right or power to create any obligation, express or implied, on behalf of any other party. No party, nor any employee of a party, shall be deemed to be an employee of the other party by virtue of this Agreement.

Agreed to on the date first above written.

Trans Union Corporation                        Reseller Name:  Avert, Inc.

By:                                            By:  /s Jamie M. Burgat
   --------------------------------               ------------------------------
Print Name                                     Print Name:  Jamie M. Burgat
           ------------------------                        ---------------------
Title                                          Title:  V.P. Operations/Treasurer
      -----------------------------                  ---------------------------

                                               Reseller Address:  301 Remington
                                               Fort Collins, CO 80524